Exhibit 99.1

True Religion Apparel Announces Second Quarter 2012 Financial Results

•                  Net sales increased 6.8% to $104.9 million

•                  U.S. Consumer Direct net sales increased 9.4%; same-store sales increased 2.4%

•                  U.S. Wholesale net sales increased 6.7%, the segment’s second consecutive year-over-year quarterly increase

•                  Diluted EPS were $0.39 as compared to $0.38 in Q2 2011

•                  Board approves quarterly cash dividend of $0.20 per share

VERNON, California — July 31, 2012—True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the quarter ended June 30, 2012.

Second Quarter 2012 Financial Results

•                  Total net sales increased 6.8% to $104.9 million.

•                  Net sales for the Company’s U.S. Consumer Direct segment, which includes the Company’s retail stores and e-commerce business, increased 9.4% to $64.4 million and accounted for 61.3% of the Company’s total net sales for the quarter. Second quarter same-store sales for the 96 stores open at least 12 full months and e-commerce increased 2.4%.  The Company opened seven stores and relocated one store, ending the second quarter with 116 retail stores in the United States, compared to 102 as of June 30, 2011.

•                  Net sales for the Company’s U.S. Wholesale segment totaled $22.4 million, a 6.7% increase as compared to the prior year quarter.  This is the second consecutive year-over-year quarterly sales increase for this segment.  The increase in this segment’s sales is due to increased sales to the Off Price and Specialty store channels.

•                  Net sales for the International segment totaled $17.7 million, a 2.0% decrease as compared to the prior year quarter primarily due to a slowdown in wholesale sales in Korea and Canada.  Partially offsetting this decrease is a 114% increase in our international retail sales due to an increase in store count from nine at the end of the second quarter of 2011 to 23 at the end of the second quarter of 2012.  The Company opened five international stores in the second quarter of 2012.

•                  Gross profit increased 4.8% to $67.5 million, driven primarily by the overall sales growth.  The gross margin rate decreased 120 basis points to 64.3%, primarily due to increased markdowns in our Outlet stores to sell through slower moving women’s merchandise.

•                  Selling, general and administrative (“SG&A”) expenses increased 3.4% to $50.9 million from $49.2 million in the prior year quarter. The majority of the growth in the SG&A expenses was driven by the costs associated with operating 14 additional U.S. stores and 14 additional international stores in 2012 as compared to the same period in 2011. As a percentage of net sales, SG&A expenses were 48.5% in the second quarter of 2012.  In the second quarter of 2011, SG&A expenses included $1.5 million in litigation settlement expense and $0.7 million in a bad debt write off as a result of a former customer’s bankruptcy.  The 2011 SG&A expense as a percentage of net sales was 50.1%, and excluding the litigation settlement and bad debt expenses the SG&A rate was 47.8%

•                  Operating income was $16.6 million or 15.9% of net sales in the second quarter of 2012.  In the second quarter of 2011, operating income was $15.2 million.  Excluding the litigation settlement and bad debt expenses, the operating margin in the second quarter of 2011 was 17.7%.

•                  The effective tax rate for the quarter was 36.3% as compared to 37.9% in the second quarter of 2011.  The 2012 effective tax rate decrease over 2011 is linked to an increase in foreign sales and earnings being taxed at lower rates along with an increase in the estimate of U.S. versus foreign manufactured merchandise.

•                  Net income attributable to True Religion Apparel, Inc. was $9.8 million, or $0.39 per diluted share based on weighted average shares outstanding of 25.3 million for the second quarter of 2012.  For the second quarter of 2011, net income attributable to True Religion Apparel, Inc. was $9.4 million or $0.38 per diluted share, and excluding the litigation settlement and bad debt expenses of $0.05 per share (after tax) was $0.43 per diluted share based on weighted average shares outstanding of 25.0 million.

Management Comments

Jeffrey Lubell, Chairman, Chief Executive Officer and Chief Merchant of True Religion Apparel, Inc., stated, “I am pleased that our largest segment, U.S. Consumer Direct, had a same store sales increase. But we did not achieve our sales plan due primarily to a weaker response toward our spring and summer merchandise assortment.  However, we carefully managed our business throughout the quarter, including the initiation of a semi-annual sale, expanded sales efforts to specialty accounts in the U.S. Wholesale segment, and reinforced overhead cost discipline.  These efforts allowed us to exceed our second quarter earnings per share forecast.”

Year-to-Date 2012 Financial Results

•                  Total net sales increased 10.2% to $211.7 million in the first six months of 2012, from $192.0 million in the prior year period.

•                  Gross profit increased 9.0 % to $136.4 million in the first six months of 2012, from $125.1 million in the prior year period.  However, the gross margin decreased by 80 basis points to 64.4%.

•                  SG&A expense increased 7.8% to $102.5 million from $95.1 million in the prior year.  As a percentage of net sales, SG&A expenses were 48.4% in the first six months of 2012.  In the first six months of 2011, SG&A expenses included $1.5 million in litigation settlement expense and $0.7 million in bad debt expense.  The 2011 SG&A expense as a percentage of net sales excluding these two charges was 48.4%.

•                  Operating income for the first six months of 2012 was $33.9 million or 16.0% of net sales.  For the first six months of 2011, operating income was $30.0 million.  Excluding the litigation settlement and bad debt expenses, the operating margin for the first six months of 2011 was 16.8%.

•                  Net income attributable to True Religion Apparel, Inc. was $20.2 million, or $0.80 per diluted share based on weighted average shares outstanding of 25.3 million for the first six months of 2012.  For the first six months of 2011, net income attributable to True Religion Apparel, Inc. was $0.74 per diluted share, and excluding the litigation settlement and bad debt expenses of $0.05 per share (after tax) was $0.79 based on weighted average shares outstanding of 25.0 million.

Balance Sheet and Liquidity

As of June 30, 2012, the Company had $51.3 million of cash and cash equivalents and $149.8 million of short and long-term investments, which combined equals $201.1 million.  As of June 30, 2011, the Company had $173.7 million of cash and cash equivalents.  The Company ended the quarter with no long-term borrowings. The inventory balance as of June 30, 2012 was $57.9 million, a 22.3% increase from June 30, 2011.  This increase is the result of our expanded retail store count from 111 retail stores at June 30, 2011 to 139 retail stores at June 30, 2012.

Net cash provided by operating activities for the first six months of 2012 was $21.6 million compared to $34.6 million in the first six months of 2011.  This decrease in net cash provided by operating activities is primarily due to the reduction in U.S. wholesale sales in late 2011 compared to late 2010, which caused cash receipts to decline in 2012 compared to 2011.

Store Openings

During the second quarter of 2012, True Religion Apparel opened seven stores in the U.S., three stores in Canada, one store in Ireland and one store in Austria and relocated one store in the U.S.  As of June 30, 2012, the Company operated 116 stores in the U.S. and 23 international stores.  (For additional details on stores opened during the quarter, please refer to the Second Quarter 2012 Management Commentary posted on the Company’s website, www.truereligionbrandjeans.com, in the Investor Relations section.)

Quarterly Dividend

The Company’s Board of Directors approved a quarterly dividend to our stockholders of $0.20 per share.  The quarterly dividend will be paid on August 29, 2012 to all stockholders of record as of August 15, 2012.  Future dividends will be subject to Board approval.

Guidance

Based upon our current assessment of market conditions and the Company’s recent performance, we are updating the Company’s guidance for the year ended December 31, 2012, as follows:

•                  Net sales are expected to be in the range of $450 million to $455 million, assuming a mid-single digit same store sales increase for the full year 2012 in the U.S. Consumer Direct segment.

•                  Diluted earnings per share is expected to be in the range of $1.80 to $1.86.

The Company’s 2012 EPS guidance reflects fully diluted weighted average shares outstanding of approximately 25.3 million and an effective tax rate of 38.6%.

Investor Conference Call

True Religion Apparel management will host a conference call to discuss the financial results and answer questions today at 4:30 p.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.earnings.com. Please visit one of these Web sites at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived and available online at both sites. A telephone replay of the call will be available for approximately one month following the conclusion of the call by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering conference identification: 397268. Please note participants must enter the conference identification number in order to access the replay.

Management Commentary

A detailed financial commentary from the Company’s management will be posted on the Company’s website, www.truereligionbrandjeans.com, in the Investor Relations section.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based jeans and jeans-related sportswear brand. The Company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in the Company’s branded retail and outlet stores as well as contemporary department stores and boutiques in 50 countries on six continents. As of June 30, 2012, the Company owned and operated 116 retail stores in the United States and 23 international stores.  For more information, please visit www.truereligionbrandjeans.com.

Q2 2012 Segment Results

(Dollar amounts in thousands)

(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
			% Increase/			% Increase/
	2012	2011	(Decrease)	2012	2011	(Decrease)
Net sales:
U.S. Consumer Direct	$64,362	$58,836	9.4%	$129,819	$112,208	15.7%
U.S. Wholesale	22,416	21,001	6.7%	43,861	41,869	4.8%
International	17,724	18,090	(2.0)%	36,856	36,560	0.8%
Core Services	407	336	21.1%	1,158	1,388	(16.6)%
Total net sales	$104,909	$98,263	6.8%	$211,694	$192,025	10.2%

	Three Months Ended June 30,				Six Months Ended June 30,
	2012		2011		2012		2011
		Gross		Gross		Gross		Gross
	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
Gross Profit:
U.S. Consumer Direct	$44,905	69.8%	$42,897	72.9%	$90,955	70.1%	$81,439	72.6%
U.S. Wholesale	11,204	50.0%	10,937	52.1%	22,635	51.6%	22,122	52.8%
International	10,965	61.9%	10,198	56.4%	21,634	58.7%	20,164	55.2%
Core Services	407	100.0%	336	100.0%	1,158	100.0%	1,388	100.0%
Total gross profit	$67,481	64.3%	$64,368	65.5%	$136,382	64.4%	$125,113	65.2%

	Three Months Ended June 30,				Six Months Ended June 30,
	2012		2011		2012		2011
		Operating		Operating		Operating		Operating
	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
Operating Income:
U.S. Consumer Direct	$21,075	32.7%	$21,549	36.6%	$43,401	33.4%	$40,199	35.8%
U.S. Wholesale	9,759	43.5%	8,670	41.3%	19,653	44.8%	17,948	42.9%
International	1,715	9.7%	3,170	17.5%	4,216	11.4%	6,365	17.4%
Core Services	(15,920)	NM	(18,218)	NM	(33,406)	NM	(34,486)	NM
Total operating income	$16,629	15.9%	$15,171	15.4%	$33,864	16.0%	$30,026	15.6%

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Among these forward looking statements are our 2012 Guidance, expected operating and financial performance, our expectation for continued cash flow improvements and the other statements contained in this press release addressing our plans, expectations, future financial condition and results of operations. These forward-looking statements are not historical facts and are inherently uncertain and outside of our control.  Any or all of our forward-looking statements in this press release may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change are described in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC, and include: the impact of general economic conditions and the current economic uncertainty in global markets; the Company’s ability to predict fashion trends; the Company’s ability to continue to maintain its brand image and reputation; competition from companies with significantly greater resources than ours; increases in the price of materials or their reduced availability; and the Company’s ability to continue and manage its expansion plans.

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, expect per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net sales	$104,909	$98,263	$211,694	$192,025
Cost of sales	37,428	33,895	75,312	66,912
Gross profit	67,481	64,368	136,382	125,113
Selling, general and administrative expenses	50,852	49,197	102,518	95,087
Operating income	16,629	15,171	33,864	30,026
Other expense (income), net	1,188	(561)	337	(481)
Income before provision for income taxes	15,441	15,732	33,527	30,507
Provision for income taxes	5,603	5,966	12,976	11,696
Net income	9,838	9,766	20,551	18,811
Less: Net income attributable to redeemable noncontrolling interest	61	333	361	395
Net income attributable to True Religion Apparel, Inc.	$9,777	$9,433	$20,190	$18,416

Earnings per share attributable to True Religion Apparel, Inc.:
Basic	$0.39	$0.38	$0.81	$0.74
Diluted	$0.39	$0.38	$0.80	$0.74

Weighted average shares outstanding:
Basic	25,172	24,896	25,065	24,782
Diluted	25,310	25,026	25,315	25,044

Dividends per common share	$0.20	$—	$0.20	$—

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except par value amounts)

(Unaudited)

	June 30,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$51,315	$200,366
Short-term investments	109,077	—
Accounts receivable, net of allowances	25,938	23,959
Inventories	57,862	53,320
Deferred income tax assets	5,857	7,027
Prepaid income taxes	3,723	3,879
Prepaid expenses and other current assets	11,946	12,137

Total current assets	265,718	300,688
Property and equipment, net	60,464	53,698
Long-term investments	40,711	—
Deferred income tax assets	1,062	1,271
Other assets	4,870	4,496

TOTAL ASSETS	$372,825	$360,153

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$24,853	$22,872
Accrued salaries, wages and benefits	9,157	11,506
Income taxes payable	52	6,538

Total current liabilities	34,062	40,916
Long-Term Liabilities:
Long-term deferred rent	16,112	13,986
Long-term deferred income tax liabilities	2,218	2,224
Long-term income taxes payable	620	604

Total long-term liabilities	18,950	16,814
Total liabilities	53,012	57,730

Redeemable noncontrolling interest	2,902	2,635

Stockholders’ Equity:
Preferred stock, $0.0001 par value, 20,000, shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000 shares authorized, 25,790 and 25,492 issued and outstanding, respectively	3	3
Additional paid-in capital	84,602	77,950
Retained earnings	231,636	221,122
Accumulated other comprehensive income, net	670	713

Total stockholders’ equity	316,911	299,788
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$372,825	$360,153

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Six Months Ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,551	$18,811
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,438	6,264
Provision for bad debts	—	838
Stock-based compensation	6,247	6,751
Tax benefit from stock-based compensation	405	745
Excess tax benefit from stock-based compensation	(505)	(1,204)
Deferred income taxes	1,351	2,669
Other, net	32	27
Changes in operating assets and liabilities:
Accounts receivable	(2,239)	5,784
Inventories	(4,869)	(5,255)
Prepaid expenses and other current assets	627	769
Other assets	(698)	375
Accounts payable and accrued expenses	744	4,250
Accrued salaries, wages and benefits	(2,338)	(1,732)
Prepaid income taxes and income taxes payable	(6,277)	(6,177)
Long-term deferred rent	2,121	1,677
Net cash provided by operating activities	21,590	34,592

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	(149,788)	—
Purchases of property and equipment	(12,099)	(10,047)
Expenditures to establish trademarks	(3)	(31)
Net cash used in investing activities	(161,890)	(10,078)

CASH FLOWS FROM FINANCING ACTIVITIES:
Statutory tax withholding payment for stock-based compensation	(4,517)	(5,428)
Cash dividends paid	(5,034)	—
Excess tax benefit from stock-based compensation	505	1,204
Net cash used in financing activities	(9,046)	(4,224)

Effect of exchange rate changes on cash	295	(335)

Net increase in cash and cash equivalents	(149,051)	19,955
Cash and cash equivalents, beginning of period	200,366	153,792
Cash and cash equivalents, end of period	$51,315	$173,747

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO ADJUSTED RESULTS

(Amounts in thousands, except earnings per share data)

(Unaudited)

	Quarter Ended June 30, 2011
			Net income
	Selling, general		attributable to
	& administrative	Operating	True Religion	Diluted earnings
	expenses	income	Apparel, Inc.	per share
As reported (GAAP)	$49,197	$15,171	$9,433	$0.38
Litigation settlement expense	(1,500)	1,500	931	0.04
Bad debt expense	(670)	670	416	0.01
As adjusted (a)	$47,027	$17,341	$10,780	$0.43

	Six Months Ended June 30, 2011
			Net income
	Selling, general		attributable to
	& administrative	Operating	True Religion	Diluted earnings
	expenses	income	Apparel, Inc.	per share
As reported (GAAP)	$95,087	$30,026	$18,416	$0.74
Litigation settlement expense	(1,500)	1,500	931	0.04
Bad debt expense	(670)	670	413	0.01
As adjusted (a)	$92,917	$32,196	$19,760	$0.79

(a)   Management uses adjusted net income, and its components among other factors, to measure the performance of the overall Company.  Further, we believe that investors' understanding of our performance is enhanced by disclosing these measures.  Adjusted net income and its components and adjusted diluted EPS measures are not, and should not be viewed as substitutes for, U.S. generally accepted accounting principles (GAAP) net income and its components and diluted EPS.

SOURCE: True Religion Apparel, Inc.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Jean Fontana/ Joseph Teklits
ICR, Inc.
(646) 277-1214